UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2024

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	STWD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD.

In connection with the below described private financing transaction, Starwood Property Trust, Inc. (the “Company”) anticipates disclosing to prospective investors the below information that has not been previously publicly reported.

The Company currently expects to enter into amendments to (i) its term loan agreement with Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders party thereto from time to time, dated as of November 18, 2022 (the “MS Term Loan Credit Agreement”), and (ii) its term loan agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time, dated as July 26, 2019 (the “JPM Term Loan Credit Agreement”), on or about December 23, 2024 and January 2, 2025, respectively. With respect to the MS Term Loan Credit Agreement, the Company expects that the amendment will increase the size of the term loan facility by $100 million, to $689.5 million, and reduce the annual interest rate from SOFR + 2.75% to SOFR + 2.25%, with the repriced loans and incremental loans thereunder priced at par. With respect to the JPM Term Loan Credit Agreement, the Company expects that the amendment will increase the size of the term loan facility by $133.2 million, to $900 million, reduce the annual interest rate to SOFR + 2.25% (from an annual interest rate of SOFR + 2.60% with respect to an existing tranche of $380.0 million and an annual interest rate of SOFR + 3.35% with respect to the other existing tranche of $386.8 million), and extend the maturity date from July 2026 to January 2030, with the repriced loans and incremental loans thereunder priced at 99.75% of par. The closing of each of these amendments is subject to the completion of documentation and customary closing conditions, and there can be no assurance that these amendments will be entered into on the terms described herein, or at all.

Following the anticipated closings of the amendments to the MS Term Loan Credit Agreement and the JPM Term Loan Credit Agreement described above, the Company also anticipates entering into an amendment to its revolving credit facility agreement with JPMorgan Chase Bank, N.A., as administrative agent and swing line lender, and the other lenders party thereto from time to time, dated as of July 26, 2019 (the “Revolving Facility Credit Agreement”). The Company currently expects that the amendment to the Revolving Facility Credit Agreement will increase the size of the revolving credit facility by $50 million, to $200 million, and extend the maturity date from April 2026 to January 2030 (or such earlier date that is 91 days prior to the date on which any of the Company’s term loans with more than $75 million outstanding is scheduled to mature). The closing of this amendment is subject to the completion of documentation and customary closing conditions, and there can be no assurance that this amendment will be entered into on the terms described herein, or at all.

The information in this Item 7.01 is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), unless expressly set forth as being incorporated by reference into such filing.

Item 8.01 Other Events.

On December 17, 2024, the Company issued a press release announcing that it had commenced a private offering of $400 million aggregate principal amount of its unsecured senior notes due 2030 (the “Notes”). A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Company intends to allocate an amount equal to the net proceeds from the offering to finance or refinance, in whole or in part, recently completed or future eligible green and/or social projects. Net proceeds allocated to previously incurred costs associated with eligible green and/or social projects will be available for the repayment of indebtedness previously incurred. Pending full allocation of an amount equal to the net proceeds to eligible green and/or social projects, the Company intends to use the net proceeds to repay the Company’s $400 million outstanding aggregate principal amount of 3.750% Senior Notes due 2024.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, and non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of the Securities Act or any state securities laws.

The information contained in this Current Report on Form 8-K, including the exhibit hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the Notes or any other securities.

Item 9.01. Financial Statements and Exhibits.

(d)            Exhibits

Exhibit Number	Description

99.1	Press Release dated December 17, 2024 issued by Starwood Property Trust, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2024	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ Jeffrey F. DiModica
	Name:	Jeffrey F. DiModica
	Title:	President